April 21, 2010	EXHIBIT 99.1

Eagle Rock Energy Partners, L.P. Announces Expansion of Its ETML Pipeline System in East Texas

HOUSTON – Eagle Rock Energy Partners, L.P. (NASDAQ:EROC) (the “Partnership”) today announced plans to begin construction on a nine-mile expansion of its ETML gas gathering system in East Texas to provide multi-market capability for producers in the growing Haynesville and Middle Bossier shale plays in Nacogdoches and San Augustine Counties.

The expansion includes the construction of a nine-mile, 20-inch diameter pipeline and associated treating facilities in Nacogdoches County, Texas with an initial pipeline capacity of 200 MMcf/d, and the expansion of existing ETML pipeline interconnects into NGPL, TETCO and Gulf South interstate pipelines and the HPL intrastate pipeline. The project, with an estimated total cost of $11.9 million, will expand the Partnership’s interconnect delivery capabilities through its ETML pipeline by 300 MMcf/d and will allow the tie-in of its existing BGS gathering system. The Partnership has purchased the required 20-inch pipe, acquired 80% of the necessary rights-of-way and expects the project to be completed and operational by early third quarter of 2010. Based on continued drilling activity and success in the area, the Partnership also is evaluating subsequent expansion phases which could result in a total of over 50 miles of primarily 20-inch diameter pipe extending east / west into Nacogdoches, Angelina, San Augustine and Sabine Counties, Texas, at a total estimated cost of approximately $49 million.

Joseph A. Mills, Chairman and Chief Executive Officer, said, “Our East Texas expansion project will bring much needed infrastructure, takeaway and delivery capabilities to an area where we expect to see high levels of drilling activity as the Haynesville and Middle Bossier shale plays continue to move west into East Texas. Given our current footprint and existing relationships with producers active in the region, this gathering pipeline constitutes a natural extension into a prolific, high-growth area of the East Texas basin.”

Mills added, “We expect horizontal drilling activity in these East Texas counties to significantly increase.  Producers have already achieved impressive Haynesville and Middle Bossier well results. Certain operators in the area have reported initial production rates between 10 and 20 MMcf/d and indicated that ultimate recoveries may be in the range of 7 to 10 Bcf per well. Our Partnership is an established midstream operator in East Texas, and with this expansion of our existing infrastructure we will be ready to gather and treat our producers’ growing shale volumes and deliver them into highly attractive markets.”

Current and potential producers should direct inquiries or requests for service to Don Brown, Vice President, Gas Supply at 281-408-1317.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties; and c) minerals, which includes acquiring and managing fee mineral and royalty interests, either through direct ownership or through investment in other partnerships in properties located in multiple producing trends across the United States. Its corporate office is located in Houston, Texas.

Investor Contacts:

Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer
Adam Altsuler, 281-408-1350
Senior Financial Analyst

This news release may include “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements.  The Partnership assumes no obligation to update any forward-looking statement as of any future date.    For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 2009, and the Partnership’s Forms 10-Q filed with the SEC for subsequent quarters, as well as any other public filings and press releases.